Fourth Quarter and Full Year 2024
February 13, 2025

[1] Q4 and full year 2024 net income included $476
million and $687 million in pre-tax gains on our crypto
asset investment portfolio, respectively, the vast
majority of which were unrealized. These gains were
$357 million and $514 million after reflecting the tax
impact, respectively.
[2] Adjusted EBITDA is a non-GAAP financial
measure.
[3] $USD resources is defined as cash and cash
equivalents and USDC (net of USDC loaned or
pledged as collateral).
[4] Assets under custody (“AUC”) is defined as the
total US dollar equivalent value of USDC and crypto
assets held separately on behalf of customers in
digital wallets within our cold storage custody
services, calculated based on the market price on the
date of measurement.
[5] Trading volume represents the total US dollar
equivalent value of spot matched trades transacted
between a buyer and seller through our platform
during the period of measurement.
Figures have been rounded for presentation purposes
only. For additional financial information and a
reconciliation between GAAP and non-GAAP results,
please refer to the reconciliation of GAAP to Non-
GAAP results table in this shareholder letter and our
Form 10-K filed with the SEC on February 13, 2025.
Coinbase delivered strong Q4 and full year 2024 results, with full year revenue of $6.6 billion, net
Fellow
Shareholders,
income of $2.6 billion, and Adjusted EBITDA of $3.3 billion. Zooming out, the last few months have demonstrated a sea change in the regulatory environment, unlocking new opportunities for
Coinbase and the crypto industry.
It’s the dawn of a new era for crypto. Crypto’s voice was heard loud and clear in the US elections, and the era of regulation via enforcement that crippled our industry in the US is on its way out. The
Trump Administration is moving fast to fulfill its promise of making the US the crypto capital of the planet, and globally, leaders are taking notice and increasing their attention and investment into crypto.
That means it’s time to double down on what we’ve always focused on: building. Our goals in 2025 are to drive revenue, drive utility, and scale our foundations. Our ambition to drive revenue reflects our intention to grow trading market share in the markets where we operate, to accelerate USDC market cap growth, and to continue growing our subscription and services revenue—including staking, custody, Coinbase One, and more. Utility starts with making crypto payments work for consumers and businesses, and we plan to do that by making it easier for users to adopt and use stablecoins. At the same time you will see us working hard to bring more people onchain through products like our leading layer 2 platform Base, SmartWallet, and Coinbase Developer Platform.
Scaling foundations is about achieving landmark crypto legislation in the US and building the most trusted, scalable platform—both of which help pave the way for the next decade of growth. We are actively engaging with regulators and legislators to help shape crypto regulation in the US and we are confident that stablecoin and market structure legislation will pass. Scale also means continuing to strengthen our platform, so that customers get the best experiences on Coinbase even as we drive higher levels of adoption and increased utility.
We believe the opportunity in front of us right now is unprecedented, and that we are well positioned to meet the moment.

Q4 24

The dawn of a new era for crypto

2024

Total Revenue	Net Income [1]
$6.6B	$2.6B

Positive Adjusted EBITDA for the second straight year [2]	Subscription & Services Revenue	USD Resources [3]
$3.3B	$2.3B	$9.3B

Q4

Total Revenue	Net Income [1]	Highest quarter of Adjusted EBITDA ever [2]
$2.3B	$1.3B	$1.3B

Trusted partner for institutions

Total assets under custody [4]: $220B

Institutional trading volume up Q/Q [5]: 128%

- ETFs drove record inflows and pushed AUC from ETFs to $93.2B [4]
- Accelerated adoption of Prime suite across top clients

Base is accelerating the onchain economy

- Better global rails and infrastructure for builders help drive faster, cheaper transactions
- Launched bitcoin-backed loans built on Base

Base is the #1 L2

Base's assets on platform surged 89% Q/Q to $14B+

Making crypto voters' voices heard

2.1M: Stand with Crypto advocates

80%+: of the 355 pro-crypto candidates up for election won their races

278: bipartisan pro-crypto majority in the House of Representatives

USDC's Breakout Year

Q/Q USDC market cap grew: 22%

USDC payments onchain vs 2023 grew: 225%

- Fastest-growing major USD stablecoin in 2024
- In 2024, USDC market cap grew 79%

The crypto economy is expanding

92: new assets added for trading on our international exchange

2x: customer balances on our international exchange Q/Q

Strong international market growth in Brazil, Canada and Singapore

Building the foundation to power the next decade of economic transformation

Chapter 1: 2024 was a strong year for crypto and for Coinbase - our revenue more than doubled to $6.6 billion, net income was $2.6 billion, and we generated $3.3 billion of Adjusted EBITDA. Q4 total revenue was $2.3 billion, up 88% Q/Q. Transaction revenue was $1.6 billion, up 172% Q/Q. Subscription and services revenue grew 15% Q/Q to $641 million, driven by higher crypto asset prices, average native unit inflows across staking, custody, and USDC assets in our product suite, as well as continued growth of Coinbase One subscribers. Total operating expenses were $1.2 billion, up 19% Q/Q, while technology & development, general
& administrative, and sales & marketing expenses were collectively $957 million, up 10% Q/Q. Net income was
$1.3 billion and included $476 million in pre-tax gains on our crypto asset investment portfolio—the vast majority of which were unrealized—as crypto prices were higher on December 31, 2024 as compared to
September 30, 2024. Gains on our crypto asset investment portfolio were $357 million after reflecting the tax impact. Adjusted EBITDA was $1.3 billion. Our balance sheet strengthened, as we ended Q4 with $9.3 billion in
$USD resources, up $1.1 billion Q/Q.
Chapter 2: We continue to drive revenue and expand utility through product innovation. Coinbase advanced the cryptoeconomy by deepening institutional adoption, scaling international growth, and expanding real-world utility. Our investments in newer products helped drive revenue growth, and we continue to innovate with products that showcase the power of onchain finance. Base continued its rapid ascent, enabling developers to build new financial products that drive user engagement and ecosystem expansion.
Chapter 3: There is strong momentum to finally achieve regulatory clarity for the industry. We remain deeply engaged in advancing policy frameworks to support a clear and innovation-friendly regulatory environment for crypto. Momentum is building in the US for legislation addressing stablecoins and broader market structure. We also made good progress with licenses internationally. Additionally, we achieved important developments in our ongoing litigation with the SEC. In January 2025, a district court granted our request for interlocutory appeal. Discovery is paused pending the outcome of this process.
Chapter 4: Q1’25 Outlook. Through February 11, we have generated approximately $750 million of transaction revenue, and we expect Q1 subscription and services revenue to be within a range of $685-$765 million. We expect Q1 transaction expenses will be in the mid-to-high teens as a percentage of net revenue.
We expect technology & development and general & administrative expenses to range from $750-$800 million reflecting growth in variable expenses related to elevated Trading Volume as well as payroll taxes and headcount. Finally, we expect sales and marketing expenses to increase Q/Q to $235-$375 million, driven by potential variability in i) performance marketing, and ii) USDC assets in our product suite which drive USDC rewards.

Select Financial Metrics
						FULL YEAR
FINANCIAL METRICS ($M)	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24	2024	2023
Net Revenue	905	1,588	1,380	1,129	2,197	6,293	2,927
Net Income	273	1,176	36	75	1,291	2,579	95
Adjusted EBITDA*	324	1,014	596	449	1,289	3,348	978
Q4’24 Coinbase Results vs. Outlook

METRIC	COINBASE Q4 OUTLOOK (October 2024)				Q4 ACTUALS
Subscription and Services Revenue	$505-$580 million				$641 million
Transaction Expenses as a percentage of net revenue	mid-to-high teens as a percentage of net revenue Dependent on revenue mix				14%
Technology and Development + General and Administrative Expenses including stock-based compensation	$690-$730 million Including ~$210 million in stock-based compensation				$731 million including $205 million in stock-based compensation
Sales and Marketing Expenses including stock-based compensation	$170-$220 million Including ~$17 million in stock-based compensation				$226 million including $17 million in stock-based compensation

*During the first quarter of 2024,
we revised our definition of
Adjusted EBITDA and recast prior
periods for comparability. For the
revised definition and for a
reconciliation of net income (loss)
to Adjusted EBITDA, please refer
to the section titled “Revised
Definition of Adjusted EBITDA” and
the reconciliation table included at
the end of this shareholder letter.

2024 was a strong year for crypto and for Coinbase - our revenue more than
Chapter 1
doubled to $6.6 billion, net income was $2.6 billion, and we generated $3.3 billion of Adjusted EBITDA.
In 2024, we continued to build momentum on the strong foundational elements we’ve built over the past few years. We gained market share across our US spot and derivatives trading products and grew native units across custody, staking, and USDC assets in our product suite which helped drive revenue diversification. We drove further product adoption across Base, Coinbase One, Prime Financing, and international expansion, all while maintaining operational discipline and demonstrating consistent profitability. We continued to advocate for regulatory clarity to help unlock innovation and growth in the crypto industry in America.
2024 total revenue was $6.6 billion, up 111% Y/Y. Transaction revenue was $4.0 billion, up 162% Y/Y, and
1 See page 12 of our Q3
2024 Shareholder Letter for
prior discussion of this
change.
subscription & services revenue was $2.3 billion, up 64% Y/Y. Total operating expenses were $4.3 billion, up
30% Y/Y, while technology & development, sales & marketing, and general & administrative expenses were collectively $3.4 billion, up 25% Y/Y. These expenses grew largely due to investments in marketing (primarily
USDC rewards and performance marketing), higher stock-based compensation due to the change in timing of grant and expense recognition as discussed in our Q3 2024 shareholder letter1, and policy spend as we increased our crypto advocacy efforts. Net income was $2.6 billion, including $687 million in pre-tax gains on our crypto asset investment portfolio—the vast majority of which was unrealized. Adjusted EBITDA was $3.3 billion. Our balance sheet strengthened, as we ended 2024 with $9.3 billion in $USD resources, up $3.8 billion
Y/Y.
Q4 total revenue was $2.3 billion, up 88% Q/Q. Transaction revenue was $1.6 billion, up 172% Q/Q.
Subscription and services revenue grew 15% Q/Q to $641 million, driven by higher crypto asset prices, average native unit inflows across staking, custody, and USDC assets in our product suite—as well as continued Coinbase One subscriber growth. Total operating expenses were $1.2 billion, up 19% Q/Q, while technology & development, general & administrative, and sales & marketing expenses were collectively $957 million, up 10% Q/Q. These expenses grew primarily due to increased variable spend—including marketing expenses and USDC rewards—and policy spend as we increased our crypto advocacy efforts. Net income was
$1.3 billion and included $476 million in pre-tax gains on our crypto asset investment portfolio – the vast majority of which were unrealized – as crypto prices were higher on December 31, 2024 as compared to
September 30, 2024. Gains on our crypto asset investment portfolio were $357 million after reflecting the tax impact. Adjusted EBITDA was $1.3 billion.

Total Revenue ($M)
						FULL YEAR
TOTAL REVENUE	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24	2024	2023
Transaction Revenue
Consumer, net[1]	468.9	935.2	664.8	483.3	1,347.1	3,430.3	1,334.0
Institutional, net	36.7	85.4	63.6	55.3	141.3	345.6	90.2
Other transaction revenue, net[1]	23.6	56.1	52.5	34.0	67.6	210.2	95.5
Total Transaction Revenue	529.3	1,076.7	780.9	572.5	1,556.0	3,986.1	1,519.7

Subscription and Services Revenue
Stablecoin revenue	171.6	197.3	240.4	246.9	225.9	910.5	694.2
Blockchain rewards	95.1	150.9	185.1	154.8	214.9	705.8	330.9
Interest and finance fee income[2]	48.9	66.7	69.4	64.0	65.7	265.8	186.7
Custodial fee revenue	19.7	32.3	34.5	31.7	43.1	141.7	69.5
Other subscription and services revenue[2]	40.1	63.7	69.6	58.7	91.4	283.4	125.6
Total Subscription and Services Revenue	375.4	510.9	599.0	556.1	641.1	2,307.1	1,406.9

Net Revenue	904.6	1,587.7	1,379.9	1,128.6	2,197.0	6,293.2	2,926.5

Corporate interest and other income	49.2	49.9	69.7	76.6	74.6	270.8	181.8
Total Revenue	953.8	1,637.6	1,449.6	1,205.2	2,271.6	6,564.0	3,108.4

1 During the first quarter of 2024,
we reclassified Base and payment-
related revenue from consumer,
net to other transaction revenue.
Prior period amounts have been
reclassified to conform to current
period presentation.
2 During the first quarter of 2024,
we reclassified Prime Financing
fees earned to interest income,
and renamed interest income to
interest and finance fee income.
Prime Financing fees were
previously included in other
subscription and services revenue.
Prior period amounts have been
reclassified to conform to current
period presentation.
Note: Figures presented may not
sum precisely due to rounding.
Transaction Revenue
2024 transaction revenue was $4.0 billion, up 162% Y/Y. Total Trading Volume3 was $1.2 trillion, up 148% Y/Y.
3 Trading Volume represents the
total US dollar equivalent value of
spot matched trades transacted
between a buyer and seller
through our platform during the
period of measurement.
4 Crypto Asset Volatility represents
our internal measure of crypto
asset volatility in the market
relative to prior periods. The
volatility is based on intraday
returns of a volume-weighted
basket of all assets listed on our
trading platform. These returns are
used to compute the basket’s
intraday volatility which is then
scaled to a daily window. These
daily volatility values are then
averaged over the applicable time
period as needed.
Consumer Trading Volume was $221.0 billion, up 195% Y/Y, and Institutional Trading Volume was $941.2
billion, up 139% Y/Y. The majority of the Y/Y growth in Trading Volume was driven by higher levels of Crypto
Asset Volatility4—particularly in Q1 and Q4—as well as higher average crypto asset prices (see chart below).
The two primary factors underpinning these stronger macroeconomic factors were the launch of the Bitcoin
ETF products in Q1’24, and the election of a pro-crypto President and Congress in Q4’24 and the associated expectation of regulatory clarity—both of which resulted in elevated spot crypto trading activity. Total crypto market cap grew to $3.4 trillion at the end of 2024, up 98% Y/Y compared to the end of 2023, average crypto market cap was 103% higher Y/Y compared to 2023, and Crypto Asset Volatility was up 37% compared to
2023. In addition, our share of the US spot market grew over the course of 2024, we expanded our “Day 1”
listings efforts (i.e. when we’re the first centralized exchange to launch a token for trading & custody), and we added 48 new assets for spot trading.
Over the course of 2024, we successfully executed on growing our derivatives business. For example, we added 92 new assets for trading on our international exchange. While still early, both our consumer and institutional derivatives volume and market share reached all-time highs in Q4. As a reminder, the revenue contribution from these products is recorded in our consumer and institutional transaction revenues, respectively. However, our reported Trading Volume only includes matched spot volume on our exchange, and thus excludes derivatives volume.

Consumer Transaction Revenue. Q4 Consumer Trading Volume was $94.0 billion, up 176% Q/Q, significantly outpacing the US spot market, which grew 126% Q/Q. The mix of Simple and Advanced Trading
Volume, as well as the mix of Trading Volume across pair types, in Q4, was largely consistent with Q3 levels.
Q4 consumer transaction revenue was $1.3 billion, up 179% Q/Q. We listed 13 new assets in Q4, including popular memecoins like PEPE and WIF. Additionally, we further invested in trading experience improvements and platform stability. Collectively, these efforts—in addition to market conditions—drove MTU growth of 24%
Q/Q. Nearly half of trading customers in Q4 were either new to Coinbase or resurrected from prior cycles.
Institutional Transaction Revenue. Institutional Trading Volume was $345.0 billion, up 128% Q/Q, and outperformed the US spot market.
Institutional transaction revenue in Q4 was $141 million, up 156% Q/Q. Performance in Q4 was strong across the board as we saw significant Q/Q revenue growth across our exchanges and Prime. In addition to strong market conditions, we have significant momentum in our institutional business:
•Strong adoption of our Prime suite across custody, prime trading, financing, and staking, with top clients engaging with most of these products in 2024, and our onboarding pipeline remains robust.
•Flywheel in motion: Launched just over a year ago, Prime Financing saw all-time high loan balances in Q4, and we have seen elevated client trading activity among customers who use financing.
Additionally, while still early days, we continued to grow our institutional derivatives business in Q4—both in the
US and through our international exchange, to deepen liquidity, list more assets, and improve capital efficiency
—all of which put us in a better position going into 2025 to deliver growth.
Other Transaction Revenue. Other transaction revenue was $68 million in Q4, up 99% Q/Q, largely driven by higher sequencer revenue on Base. We continued to see significant growth in the number of transactions Q/Q, and also saw higher revenue per transaction due to increased network demand and higher ETH prices in Q4.
The median cost per transaction remained under our goal of $0.01, and we continue to push optimization to lower that further.

						FULL YEAR
TRADING VOLUME ($B)	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24	2024	2023
Consumer	29	56	37	34	94	221	75
Institutional	125	256	189	151	345	941	393
Total	154	312	226	185	439	1162	468

TRADING VOLUME (% OF TOTAL)[1]	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24	2024	2023
Bitcoin	31%	33%	35%	37%	27%	32%	34%
Ethereum	15%	13%	15%	15%	10%	12%	20%
USDT	13%	11%	10%	15%	15%	13%	11%
Other crypto assets	42%	43%	40%	33%	48%	43%	35%
Total	100%	100%	100%	100%	100%	100%	100%

TRANSACTION REVENUE (% OF TOTAL)[2]	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24	2024	2023
Bitcoin	29%	30%	31%	35%	27%	30%	35%
Ethereum	13%	15%	17%	16%	10%	13%	17%
Solana	*	*	10%	11%	*	*	*
XRP	*	*	*	*	14%	*	*
Other crypto assets	57%	55%	42%	38%	49%	57%	48%
Total	100%	100%	100%	100%	100%	100%	100%

1 Spot Trading Volume is
presented on a matched basis,
and is categorized by the base
rather than the quote asset. The
majority of trading pairs on our
platform utilize USD/USDC as
the quote currency, and thus are
not included in the breakdown
by asset in the table.
2 Total transaction revenue
generated from trading on our
platform.
*Below reporting threshold of
10%.
Note: Figures presented may
not sum precisely due to
rounding.
Subscription and Services Revenue
We continued to execute on our goal of diversifying our revenue in 2024 and were pleased with the continued
growth of subscription and services revenue. Zooming out, 2024 subscription and services revenue of $2.3 billion grew 64% Y/Y and was ~4.5x higher compared to levels during the 2021 bull market. The majority of the
Y/Y growth in 2024 was driven by blockchain rewards revenue, stablecoin revenue, and Coinbase One subscription revenue. We were pleased to see native unit inflows across staking, custody, and USDC assets in our product suite throughout the year.

Subscription & Services Revenue (2020-2024)
$3,000M
$2,000M
$1,000M
$—M
167% CAGR
$45M
$518M
$132M
$136M
$26M
$223M
$793M
$109M
$80M
$82M
$246M
$276M
$1,407M
$126M
$70M
$187M
$694M
$331M
$2,307M
$283M
$142M
$266M
$910M
$706M
2020
2021
2022
2023
2024
Blockchain rewards
Custodial fee revenue
Stablecoin revenue
Other subscription and services revenue
Interest and finance fee revenue

Prior period amounts were
reclassified to conform to
current period presentation. See
Note 3. Revenue of the Notes to
our Consolidated Financial
Statements included in Part II,
Item 8 of our Annual Report on
Form 10-K for the year ended
December 31, 2024 for
additional details.

Q4 subscription and services revenue was $641 million, up 15% Q/Q.
Stablecoin revenue declined 9% Q/Q to $226 million in Q4, but increased 31% Y/Y to $910 million on a full year basis. Overall, USDC was the fastest growing “major” stablecoin in 2024. Q4 stablecoin revenue was driven by significant growth in both average USDC market cap and USDC assets in our product suite. However, these tailwinds were offset by lower effective interest rates and the impact of new USDC ecosystem participants in
Q4.
We attribute USDC momentum to increased ecosystem participants and deeper integration of USDC across our products. For example, our international exchange where all trades settle in USDC, saw customer balances more than double Q/Q. Customers are also moving USDC onchain. In 2024 we facilitated nearly $12 billion in onchain USDC payments, up over 225% Y/Y.
*‘Major’ stablecoins include
all stablecoins with over
$10B market cap based on
CoinGecko data.
Q4 blockchain rewards revenue was $215 million, up 39% Q/Q. Growth was driven by higher crypto asset prices, increases in average protocol reward rates (notably SOL), and continued native unit inflows.
Q4 interest and finance fee income was $66 million, up 3% Q/Q. Growth was primarily driven by our Prime
Financing business which experienced all-time high loan balances following the US elections in early
November. Loan volume growth was driven both by an increase in trade financing activity related to ETF products and higher utilization of our bilateral lending product. Growth in Prime Financing fees was partially offset by a decline in income from customer custodial fiat balances—as average balances increased 7% Q/Q to
$5.1 billion, but were more than offset by lower realized interest rates.
Q4 custodial fee revenue was $43 million, up 36% Q/Q. Growth was driven by higher average crypto asset
1 We define AUC as the total
US dollar equivalent value of
USDC and crypto assets held
separately on behalf of
customers in digital wallets
within our cold storage
custody services, calculated
based on the market price on
the date of measurement.
prices, as well as continued growth in average native units under custody. BTC inflows were the largest driver of native unit growth, driven by our role as primary custodian for the vast majority of ETFs, in addition to other client activity. We also benefited from the Day 1 launch initiatives in Q4. We ended Q4 with $220.0 billion in assets under custody1 (“AUC”), which is a subset of our total Assets on Platform (as defined in our Form 10-K filed with the SEC on February 13, 2025).

Other subscription and services revenue was $91 million, up 56% Q/Q. Coinbase One was the largest driver of the Q/Q growth. Coinbase One subscribers grew in each quarter of 2024 as we expanded both account benefits and geographic availability throughout the year, which accelerated with the market momentum in Q4.
Retention remains high, as subscribers tend to deepen their engagement on our platform across our product suite. Additionally, we saw Q/Q strength in both developer staking revenues and learning rewards as new campaigns were launched in the quarter.
Expenses
In 2024, we continued to focus on operational discipline while prudently increasing investments in key areas and scaling variable spend to support growth. 2024 total operating expenses were $4.3 billion, up 30% or $1.0 billion Y/Y. Technology & development, general & administrative, and sales & marketing expenses collectively increased by $692 million or 25% Y/Y. Growth was largely driven by increased spend in variable areas—
notably USDC reward payouts and marketing expenses—as well as higher stock-based compensation, and policy spend as we increased our crypto advocacy efforts. We ended the year with 3,772 full-time employees, up 10% Y/Y.
Q4 total operating expenses were $1.2 billion—up 19% or $202 million Q/Q—largely driven by an increase in transaction expenses resulting from higher trading activity. Technology & development, general &
administrative, and sales & marketing expenses collectively increased by $84 million or 10% Q/Q, driven primarily by performance marketing spend, higher USDC rewards (due to significantly higher USDC assets in our product suite), and policy related spend.

Operating Expenses ($M)
						FULL YEAR
OPERATING EXPENSES	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24	2024	2023
Transaction expense	125.6	217.4	191.5	171.8	317.0	897.7	420.7
% of net revenue	14%	14%	14%	15%	14%	14%	14%
Technology and development	323.1	357.9	364.3	377.4	368.7	1,468.3	1,324.5
Sales and marketing	106.3	98.6	165.3	164.8	225.8	654.4	332.3
General and administrative[1]	313.9	287.2	320.1	330.4	362.5	1,300.3	1,074.3
(Gains) losses on crypto assets held for operations, net	0.0	(86.4)	31.0	(0.1)	(16.2)	(71.7)	0.0
Crypto asset impairment, net	(51.8)	0.0	0.0	0.0	0.0	0.0	(34.7)
Restructuring	0.0	0.0	0.0	0.0	0.0	0.0	142.6
Other operating expenses (income), net[1]	21.1	2.4	34.4	(8.6)	(20.3)	7.9	10.3
Total operating expenses	838.2	877.1	1,106.5	1,035.7	1,237.6	4,256.9	3,270.0
Full-time employees (end of quarter)	3,416	3,416	3,486	3,672	3,772	3,772	3,416

Note: Figures presented may not
sum precisely due to rounding.
1 During the second quarter of
2024, we reclassified certain policy
expenses from Other operating
expenses, net to General and
administrative. Prior period
amounts have been reclassified to
conform to current period
presentation.
Q4 transaction expenses were $317 million or 14% of net revenue, up 85% Q/Q. The Q/Q increase was primarily driven by higher trading volumes, blockchain rewards fees, and blockchain transaction fees
(principally BTC & ETH) given the stronger market environment in Q4.
Technology & development expenses were $369 million, down 2% Q/Q. The decrease was driven by lower personnel related expenses, partially offset by higher professional services related spend.
General & administrative expenses were $363 million, up 10% Q/Q. Growth was driven by investments in customer support—related to the strong market environment we saw in Q4—higher legal related expenses, and higher policy related spend.

Sales and marketing expenses were $226 million, up 37% Q/Q. We supported Q4 market momentum with elevated variable performance marketing spend and promotional initiatives to drive user acquisition and revenue growth both in the US and internationally. USDC rewards also grew 29% Q/Q to $80 million due to higher USDC assets in our product suite.
Stock-based compensation expense was $222 million, down 11% Q/Q.
Our effective tax rate in Q4 was 14%, and 12% for the full year. Our tax rate was lower than the US statutory rate of 21% primarily due to deductible stock-based compensation and research and development credits.
Q4 net income was $1.3 billion and was impacted by $476 million in pre-tax gains on our crypto asset investment portfolio, the vast majority of which were unrealized. These gains were $357 million after reflecting the tax impact. Adjusted EBITDA was $1.3 billion.
Share Count
Our fully diluted share count at the end of Q4 was 286.5 million. Included in this figure are 253.6 million common shares and 32.9 million in dilutive shares.
Capital and Liquidity
At the end of Q4 we had $9.3 billion in $USD resources, which we define as cash and cash equivalents and
USDC (net of USDC loaned or pledged as collateral). Our $USD resources increased $1.1 billion Q/Q or 13%.
*Net of USDC loaned or pledged as collateral.
Note: Figures presented may not sum precisely due to rounding.
TOTAL: $9,287M
Total $USD Resources
CORPORATE CASH HELD
AT THIRD PARTY VENUES
$88M
CORPORATE CASH
$1,849M
MONEY MARKET FUNDS
$6,607M
USDC*
$743M

Q4 $USD Resources Walk

USDC
CASH AND CASH EQUIVALENTS (EXCL. RESTRICTED CASH)
8,232M
508M*
7,724M
924M
(26M)
(16M)
7M
(15M)
49M
(92M)
224M
9,287M
743M*
8,544M
Prime Financing + USDC Loaned: net cash/USDC outflow $124M
9/30/2024
Operating USD
Capex + Internally Developed Software
Ventures Investments
Crypto Investments[2]
Fiat Loans[3]
Net Equity Transactions[5]
Collateral (Fiat)[6]
Other
12/31/2024
OPERATING[1] 924M
INVESTING (50M)
FINANCING[4] (43M)
OTHER[7] 224M
TOTAL 1,055M

*As of December 31, 2024, USDC excludes $169M of USDC loaned and $330M of USDC pledged as collateral. As of September 30, 2024, USDC excludes $122M of USDC loaned and $241M of USDC pledged as collateral.
[1] Cash flows due to operating activities, excluding deposits in-transit related to customer fiat activity
[2] Crypto asset investment portfolio disposals, net of purchases
[3] Fiat loans originated, net of repayments
[4] Excludes the net change in customer custodial cash liabilities
[5] Cash received for the issuance of common stock upon exercises of stock options and proceeds from the employee stock purchase plan
[6] Fiat received as collateral returned, net of collateral received
[7] Other includes net changes in operating, investing, and financing USDC activities partially offset by the effect of FX on corporate cash. The financing USDC includes USDC pledged as collateral on crypto asset borrowings, and adjusts for USDC loaned and USDC pledged as collateral that did not meet the derecognition criteria.

We consider our crypto assets for investments and certain crypto assets held as collateral as other liquidity resources available to us. As of December 31, 2024, the fair market values of our crypto assets for investment and our crypto assets held as collateral were $1.6 billion and $767 million, respectively. When including these crypto assets, total available resources totaled $11.6 billion.
Collateralized Arrangements & Financing and Counterparty Risk
We maintained our longstanding commitment to operational and risk excellence in Q4. To date, we have incurred no significant corporate nor customer fund losses as a result of credit or counterparty risk. At the end of Q4, we had $755 million in total credit and counterparty risk (excluding banks), stemming from $644 million in collateralized loans to customers, $107 million held at third-party venues (including $88 million in unrestricted cash), and $4 million in collateral posted. As a reminder, our loans require 100%+ in collateral and are subject to rigorous risk monitoring.

In Q4, We Made Significant Strides in Driving Revenue and Expanding Utility
Chapter 2
In Q4, Coinbase advanced the cryptoeconomy by deepening institutional adoption, scaling international growth, and expanding real-world utility. Our investments in products like Coinbase One, improving the core trading experience, and listing more assets helped drive revenue growth, while USDC rewards on self-custodial wallets, and more recent innovations such as Bitcoin-backed loans, showcase the power of onchain finance.
Base continued its rapid ascent, enabling developers to build new financial products that drive user engagement and ecosystem expansion. This flywheel—where adoption fuels innovation and vice versa—
reinforces Coinbase as a trusted platform leading the future of the global cryptoeconomy.
Driving Revenue
Institutional. Our 2023 Institutional Adoption survey showed that 60% of financial institutions planned to increase their crypto allocations over the next three years, citing regulatory concerns as a primary blocker. Fast forward to 2025, and we are closer than ever to regulatory clarity in the US. Over the last few years we focused on building an all-in-one institutional platform, seamlessly integrating custody, staking, trading, and financing.
Today, our investments are paying off as hedge funds, corporates, and registered investment advisors (“RIAs”)
increasingly turn to Coinbase for secure, compliant, and comprehensive solutions.
Our institutional flywheel gained significant momentum in 2024, with ETFs driving record inflows and pushing our AUC from ETFs to $93.2 billion as of the end of Q4. Institutional participation continues to grow, with 7% of
RIAs now investing in crypto ETFs—up 41% since Q1 of 2024—and a higher percentage of our top clients utilizing multiple services across Coinbase Prime. This flywheel effect—where increasing AUC attracts greater use of trading, staking, and financing—creates deeper client relationships and incremental revenue growth, positioning Coinbase as the go-to platform for institutions.
Coinbase One. Throughout 2024, we expanded both the geographic availability and feature set of Coinbase
One. In Q4, this momentum continued and was further fueled by strong market conditions resulting in Coinbase
One surpassing 600,000 subscribers (as announced in early December), an increase of 50% since Q1. We also launched Coinbase One Premium, a new membership tier priced at $299.99 per month. Premium members enjoy benefits like unlimited zero trading fees and uncapped boosted USDC rewards, further enhancing the value of the subscription.
International. 2024 was a strong year for our international business. In 2023, we laid the foundations for international expansion, obtaining key licenses, shipping v1 products, and establishing key on and off ramps. In
2024, we built upon this foundation, bringing our products into parity with the US, and scaling our marketing efforts. As a result, we saw accelerated revenue contribution and all markets covered their direct expenses.
In Q4, we generated 19% of revenue from outside the US, compared to 16% in Q4 of 2023. Over the last two years, we launched in Singapore, Canada, Australia, and Brazil and have built local teams, improved product localization and payment rail integration, improved our onboarding capabilities, and have started to invest in marketing. These investments are paying off. For example, in Q4, we saw significant growth in our Brazil business where Coinbase was the #1 crypto app in the App Store, and #3 across all financial apps. Additionally, we saw strong growth in Canada and Singapore in Q4, driven by similar factors.
As a result of the success we’ve seen throughout 2024, we plan to continue investing in these priority markets, but also expand into other priority markets as we have increased confidence in our playbook. These efforts reflect our commitment to creating a trusted and localized experience globally.
Derivatives. In Q4, Coinbase significantly expanded its derivatives offering, increasing perpetual futures listings by 20% on our international exchange, introducing the Coinbase 50 Index, a way to diversify crypto investments across the top 50 leading digital assets through a single, efficient trade with up to 20x leverage,

and launching new features like margin loans. These enhancements have bolstered the platform’s appeal for institutional clients, enabling more efficient capital management and advanced trading capabilities.
Looking to 2025, our goal is to keep building liquidity and grow our market share. We will do this by continuing to scale and innovate our derivatives offering, introducing more order types, expanding the range of collateral assets and margin loans, and integrating perpetual trading into Coinbase Prime for institutional users.
Combined with pricing incentives and continued improvements to feature parity and liquidity, these efforts position Coinbase to drive broader adoption and growth in the derivatives space.
Driving Utility
Expanding crypto utility is at the heart of Coinbase’s mission to increase global economic freedom. By unlocking new ways for individuals and businesses to transact, borrow, and innovate onchain, we’re laying the foundation for a decentralized economy that empowers everyone. In Q4, we took important steps toward this vision.
USDC. Stablecoins have found market fit and continued to have strong momentum in Q4, reinforcing their role as a cornerstone of the onchain economy. In Q4, Coinbase Wallet further amplified USDC’s value by introducing USDC Rewards, enabling users to earn rewards by holding USDC in their wallet. Combined with free, instant global USDC transfers on Base, Coinbase is transforming how people send, receive, and manage money. These are important steps in our continued efforts to build a more inclusive financial system that increases global economic freedom by making essential financial services accessible to everyone.
BTC Backed Loans. Coinbase recently enabled access to decentralized Bitcoin-backed loans, marking a major step in expanding financial services onchain. Crypto-backed loans are powered by Morpho—an open-
sourced lending protocol built on Base—and showcase the strength of our ecosystem. Through this integration, customers can now borrow USDC without selling their Bitcoin, preserving long-term holdings while gaining instant liquidity. This unlocks new financial utility for BTC holders, allowing them to spend, save, or convert their
USDC to fiat. As adoption of crypto-backed lending grows, BTC loans have the potential to become a fundamental part of the evolving digital economy, offering an alternative to traditional credit systems in a transparent and decentralized way.
This is a perfect example of the Base ecosystem product loop in action. Base provides developers with the tools to build innovative onchain products—Morpho leveraged this infrastructure to create a sustainable lending market that generates revenue for its platform. In turn, this drives engagement, bringing more users to Base and increasing interaction with Coinbase products like cbBTC. As more developers build on Base, the network effects strengthen, leading to a continuous cycle of innovation, adoption, and growth. BTC-backed loans illustrate the power of this model, proving that onchain finance isn’t just theoretical—it’s here, it’s growing, and it’s creating real economic opportunities.
Base. In Q4, Base continued to solidify its position as the #1 Layer 2 platform, driving growth in onchain activity and enabling new use cases, as more users leveraged Base’s fast and affordable transactions. Assets on the
Base platform surged by 89% to $14 billion due to both net inflows and a growing base of native assets like
cbBTC, which more than doubled during the quarter.
Base also demonstrated its value as an enabler of utility-focused innovation. Stablecoin transaction volumes exceeded $25 billion in Q4, with clear adoption in cross-border payments, particularly in developing economies where traditional systems are slow and costly. The platform also supported innovative projects like onchain social, commerce, loans, tokenized assets, and decentralized finance (DeFi) protocols, with some Base-
powered exchanges achieving daily trading volumes rivaling traditional financial institutions. These achievements showcase the platform’s potential as the foundation of a decentralized, open economy.

Regulation and Policy
Chapter 3
We remain deeply engaged in advancing policy frameworks to support a clear and innovation-friendly regulatory environment for crypto. In the US, momentum is building for legislation addressing stablecoins and broader market structure, with all four Congressional committees (Senate Banking, Senate Agriculture, House
Financial Services, and House Agriculture) poised to act. These legislative efforts, coupled with the President’s recent executive order on digital assets and the work to establish a Strategic Bitcoin Reserve, signal a pivotal year ahead for regulatory clarity. Notably, the SEC issued Staff Accounting Bulletin 122 which repealed
SAB 121, a Gensler-era policy that limited the ability of banks to support crypto activity. And Hester Peirce,
Chair of the SEC’s Crypto Task Force, has outlined a plan towards final rules and interim steps that will foster innovation for builders in the digital asset ecosystem. This reversal marks a meaningful step toward making the
SEC a partner in providing regulatory clarity for the industry.
Internationally, Coinbase made significant progress, including the recent announcements of obtaining a Virtual
Asset Service Provider (VASP) registration in the UK and Argentina. We are also progressing well towards a
MiCA license in the EU. We are actively contributing to crypto policy formation in several key geographies, including the UK, EU, Australia, Argentina, Brazil, and Canada. Across all regions, we are committed to working with policymakers and regulators to set the foundation for long-term growth and trust in the digital asset ecosystem.
Looking ahead, our focus will remain on advocating for comprehensive US legislation, ensuring key regulatory advancements globally, and preparing to engage actively in the 2026 midterm cycle through initiatives like expanding the Stand with Crypto movement to 4 million advocates. These efforts are critical to fostering a sustainable and regulated cryptoeconomy.
Litigation
During Q4, we achieved important developments in our ongoing litigation with the SEC. The District Court granted our request for an interlocutory appeal, recognizing that there are “substantial ground[s] for difference of opinion” regarding how and whether federal securities laws apply to crypto transactions on our platform. We have now asked the Second Circuit to accept our appeal because it addresses one of the most significant legal questions for the crypto industry today. Separately, the Third Circuit found the SEC’s denial of Coinbase’s rule making petition to be “arbitrary and capricious” and ordered the agency to provide a substantive explanation—
an outcome that underscores the importance of regulatory clarity.
In parallel, we are monitoring the implications of the SEC’s recently established agency-wide task force on crypto. While it is too early to predict how the new administration will impact our case, these developments suggest a possible recalibration in enforcement approach moving forward. Coinbase remains committed to advocating for clear rules and a fair regulatory environment for the crypto industry.

Q1’25 Outlook
Chapter 4

Coinbase Q1 2025 Outlook
METRIC	OUTLOOK

Subscription and Services Revenue	$685-$765 million
Transaction Expenses	Mid-to-high teens as a percentage of net revenue Dependent on revenue mix
Technology & Development + General & Administrative Expenses	$750-$800 million Including ~$190 million in stock-based compensation
Sales and Marketing Expenses	$235-$375 million Including ~$16 million in stock-based compensation

Transaction Revenue
Through February 11, we have generated approximately $750 million of transaction revenue, which is approximately halfway through Q1. As always, we continue to urge caution in extrapolating these results.
Subscription and Services Revenue
We expect Q1 subscription and services revenue to be within $685-$765 million. We expect Q/Q growth to be driven primarily by i) stablecoin revenue (as both USDC market cap and USDC assets in our product suite hit all time highs in February), ii) continued growth in our Coinbase One subscriber base, and iii) the higher average crypto asset prices so far in Q1.
Expenses
We expect transaction expenses as a percentage of net revenue to be in the mid-to-high teens driven primarily by rebates offered to institutional customers providing liquidity to support continued growth of our international exchange.
We expect technology & development and general & administrative expenses to be between $750-$800 million, reflecting current market volatility and potential variable costs such as infrastructure and customer support expenses which are driven by activity on our platform. Additionally, we expect to see seasonally higher payroll taxes Q/Q. We expect to grow headcount at a slightly higher rate than Q4.
Sales and marketing expenses are expected to be in the range of $235-$375 million. Since mid-Q4, we have seen a significant increase in marketing opportunities that meet or exceed our return on investment thresholds in both new and existing paid marketing channels in US and key international markets. Nevertheless, our daily spending on performance marketing has varied significantly in Q1 as crypto market conditions continue to be volatile. As a result, the range of potential outcomes we anticipate for Q1 is significantly wider than in prior periods. Where we fall within the range will largely be determined by i) whether we continue to see attractive performance marketing opportunities throughout the remainder of Q1, which have historically largely correlated with market volatility and asset prices, and ii) USDC assets in our product suite, which drive USDC rewards.
For reference, this was approximately 35% of sales and marketing expenses in Q4.
Webcast Information
We will host a conference call to discuss the results for the fourth quarter and full year 2024 on February 13,
2025 at 2:30 pm PT. The live webcast of the call will be available at youtube.com/@coinbase/streams. A replay of the call, as well as a transcript, will be available on our Investor Relations website at investor.coinbase.com.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the first quarter and full-year ending December 31, 2025; our plans with respect to the share repurchase program; anticipated future expenses and investments; expectations relating to certain of our key financial and operating metrics; our business strategy and plans;
expectations relating to legal and regulatory proceedings; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our market position; potential market opportunities; and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,”
“anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-
looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services; our ability to expand internationally; the success of any acquisitions or investments that we make; the effects of increased competition in our markets;
our ability to stay in compliance with applicable laws and regulations; stock price fluctuations; market conditions across the cryptoeconomy, including crypto asset price volatility; and general market, political, and economic conditions, including interest rate fluctuations, inflation, instability in the global banking system, economic downturns, and other global events, including regional wars and conflicts and government shutdowns. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included, in our filings we make with the Securities and Exchange Commission (SEC) from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 13, 2025. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Non-GAAP Financial Measure
In addition to our results determined in accordance with GAAP, we believe Adjusted EBITDA, a non-GAAP financial performance measure, is useful information to help investors evaluate our operating performance because it: enables investors to compare this measure and component adjustments to similar information provided by peer companies and our past financial performance;
provides additional company-specific adjustments for certain items that may be included in income from operations but that we do not consider to be normal, recurring, operating expenses (or income) necessary to operate our business given our operations, revenue generating activities, business strategy, industry, and regulatory environment; and provides investors with visibility to a measure management uses to evaluate our ongoing operations and for internal planning and forecasting purposes. For example:
•We believe it is useful to exclude certain non-cash expenses, such as depreciation and amortization and stock-based compensation, from Adjusted EBITDA because the amounts of such expenses can vary significantly from period to period and may not directly correlate to the underlying performance of our business operations.
•We believe it is useful to exclude certain items that we do not consider to be normal, recurring, cash operating expenses and therefore, not reflective of our ongoing business operations. For example, we exclude: (i) other (income) expense, net, as the income and expenses recognized in this line item are not part of our core operating activities and are considered non-operating activities under GAAP, (ii) gains and losses on crypto assets held for investment (post-
adoption of ASU No. 2023-08) because such investments are considered primarily long-term holdings, we do not plan on engaging in regular trading of crypto assets, and, as an operating company, our investing activities in crypto are not part of our revenue generating activities, which are based on transactions on our platform and the sales of subscriptions and services, and (iii) the impact of our restructuring in 2023, which was not related to our normal business operations.
•We believe Adjusted EBITDA is useful to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, interest expense, other (income) expense, net, restructurings, and benefit from or provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired.
Limitations of Adjusted EBITDA
We believe that Adjusted EBITDA may be helpful to investors for the reasons noted above. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. There are a number of limitations related to Adjusted EBITDA rather than net income (loss), which is the nearest GAAP equivalent of Adjusted EBITDA. Some of these limitations are that Adjusted EBITDA excludes:
•provision for (benefit from) income taxes;
•interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us;
•depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•net gains or losses on our crypto assets held for investment, net, after the adoption of ASU 2023-08;
•other (income) expense, net, which represents foreign exchange gains or losses, gains or losses on strategic investments, net gains on the repurchase of certain of our long-term debt and other non-operating income and expense activity;
•non-recurring lease charges, which represent a non-recurring fee and write-off related to an early lease termination;

•non-recurring accrued legal contingencies, settlements, and related costs, which reduces cash available to us;
•impairment on crypto assets still held, net, which represents impairment on crypto assets still held and is a non-cash expense, prior to the adoption of ASU 2023-08; and
•the impact of restructuring, which is not related to normal operations but impacted our results in 2023.
In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our disclosure of Adjusted EBITDA as a tool for comparison. For more information, including a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure stated in accordance with GAAP, please see the reconciliation of GAAP to non-GAAP results table in this shareholder letter. Investors are encouraged to review the related GAAP financial measure and the reconciliation of
Adjusted EBITDA to net income (loss), and not to rely on any single financial measure to evaluate our business.
Revised Definition of Adjusted EBITDA
During the first quarter of 2024, we revised our definition of Adjusted EBITDA as follows and recast prior periods for comparability:
•to adjust for other (income) expense, net in total, as the entire line item represents non-operating activity, and as a majority of the activity recorded in other (income) expense, net had been included in the calculation of Adjusted EBITDA previously in separate rows while this combined presentation is more streamlined and easily reconciled to our condensed consolidated statements of operations;
•to revise our definition of Adjusted EBITDA to remove the adjustment for crypto asset borrowing costs on Prime
Financing, as even though these costs are akin to interest expense on debt, we believe they represent normal, recurring, operating expenses necessary to expand and grow Prime Financing; and
•to revise our definition of Adjusted EBITDA to change what is adjusted with respect to gains and losses on crypto assets in connection with the adoption of ASU 2023-08, adjusting post-adoption only for gains and losses on crypto assets held for investment, as they do not represent normal, recurring, operating expenses (or income) necessary to operate our business.

Coinbase Global, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents .............................................................................................	$8,543,903	$5,139,351
Restricted cash and cash equivalents ..........................................................................	38,519	22,992
USDC .................................................................................................................................	1,241,808	576,028
Customer custodial funds ...............................................................................................	6,158,949	4,570,845
Crypto assets held for operations ..................................................................................	82,781	74,103
Loan receivables ..............................................................................................................	475,370	193,425
Crypto assets held as collateral .....................................................................................	767,484	354,008
Crypto assets borrowed ..................................................................................................	261,052	45,212
Accounts receivable, net .................................................................................................	265,251	168,290
Other current assets ........................................................................................................	277,536	212,540
Total current assets ......................................................................................................	18,112,653	11,356,794
Crypto assets held for investment .......................................................................................	1,552,995	330,610
Deferred tax assets ...............................................................................................................	941,298	1,272,233
Software and equipment, net ...............................................................................................	200,080	192,550
Goodwill ...................................................................................................................................	1,139,670	1,139,670
Intangible assets, net ............................................................................................................	46,804	86,422
Other non-current assets ......................................................................................................	548,451	375,622
Total assets .....................................................................................................................	$22,541,951	$14,753,901
Liabilities and Stockholders’ Equity
Current liabilities:
Customer custodial fund liabilities .................................................................................	$6,158,949	$4,570,845
Accounts payable .............................................................................................................	63,316	39,294
Crypto asset borrowings .................................................................................................	300,110	62,980
Obligation to return collateral .........................................................................................	792,125	355,071
Accrued expenses and other current liabilities ............................................................	626,820	456,889
Total current liabilities ....................................................................................................	7,941,320	5,485,079
Long-term debt .......................................................................................................................	4,234,081	2,979,957
Other non-current liabilities ..................................................................................................	89,708	7,216
Total liabilities .................................................................................................................	12,265,109	8,472,252
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 500,000 shares authorized and zero shares issued and outstanding at each of December 31, 2024 and December 31, 2023 ......	—	—
Class A common stock, $0.00001 par value; 10,000,000 shares authorized at December 31, 2024 and December 31, 2023; 209,762 and 195,192 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively .........	2	2
Class B common stock, $0.00001 par value; 500,000 shares authorized at December 31, 2024 and December 31, 2023; 43,878 and 46,856 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively .........	—	—
Additional paid-in capital .......................................................................................................	5,365,990	4,491,571
Accumulated other comprehensive loss ............................................................................	(50,051)	(30,270)
Retained earnings .................................................................................................................	4,960,901	1,820,346
Total stockholders’ equity .............................................................................................	10,276,842	6,281,649
Total liabilities and stockholders’ equity ..................................................................	$22,541,951	$14,753,901

Coinbase Global, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Net revenue .....................................................	$2,197,030	$904,638	$6,293,246	$2,926,540
Other revenue .................................................	74,607	49,157	270,782	181,843
Total revenue .............................................	2,271,637	953,795	6,564,028	3,108,383
Operating expenses:
Transaction expense ......................................	317,042	125,559	897,707	420,705
Technology and development .......................	368,691	323,087	1,468,252	1,324,541
Sales and marketing ......................................	225,827	106,305	654,444	332,312
General and administrative ...........................	362,519	313,929	1,300,257	1,074,308
Gains on crypto assets held for operations, net ................................................	(16,241)	—	(71,725)	—
Crypto asset impairment, net .......................	—	(51,764)	—	(34,675)
Restructuring ...................................................	—	—	—	142,594
Other operating (income) expense, net ......	(20,270)	21,066	7,933	10,260
Total operating expenses .........................	1,237,568	838,182	4,256,868	3,270,045
Operating income (loss) ...........................	1,034,069	115,613	2,307,160	(161,662)
Interest expense ..................................................	20,537	18,737	80,645	82,766
Gains on crypto assets held for investment, net ..........................................................................	(476,153)	—	(687,055)	—
Other income, net ................................................	(7,191)	(35,977)	(29,074)	(167,583)
Income (loss) before income taxes ........	1,496,876	132,853	2,942,644	(76,845)
Provision for (benefit from) income taxes ........	205,700	(140,584)	363,578	(171,716)
Net income .................................................	$1,291,176	$273,437	$2,579,066	$94,871
Net income attributable to common stockholders:
Basic .................................................................	$1,290,896	$273,257	$2,577,755	$94,752
Diluted ..............................................................	$1,294,542	$275,676	$2,591,248	$94,751
Net income per share:
Basic .................................................................	$5.13	$1.14	$10.42	$0.40
Diluted ..............................................................	$4.68	$1.04	$9.48	$0.37
Weighted-average shares of common stock used to compute net income per share:
Basic .................................................................	251,506	239,706	247,374	235,796
Diluted ..............................................................	276,752	263,852	273,377	254,391
Stock-based Compensation Expense

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Technology and development ........................	$135,863	$99,537	$564,726	$476,478
Sales and marketing .......................................	17,426	13,305	69,460	59,000
General and administrative ............................	68,695	51,041	278,652	245,190
Restructuring ....................................................	—	—	—	84,042
Total ..............................................................	$221,984	$163,883	$912,838	$864,710

Coinbase Global, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net income .............................................................................................................................................	$2,579,066	$94,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization .........................................................................................................	127,518	139,642
Investment impairment expense ......................................................................................................	18,717	29,375
Stock-based compensation expense ..............................................................................................	912,838	780,668
Deferred income taxes ......................................................................................................................	151,315	(216,334)
Gains on crypto assets held for operations, net ............................................................................	(71,725)	—
Gains on crypto assets held for investment, net ...........................................................................	(687,055)	—
Gain on extinguishment of long-term debt, net .............................................................................	—	(117,383)
Gains on crypto assets held, net (prior to ASU 2023-08) ............................................................	—	(145,594)
Crypto asset impairment expense (prior to ASU 2023-08) ..........................................................	—	96,783
Crypto assets received as revenue (prior to ASU 2023-08) ........................................................	—	(460,878)
Crypto asset payments for expenses (prior to ASU 2023-08) .....................................................	—	298,255
Other operating activities, net ...........................................................................................................	4,172	97,340
Net changes in operating assets and liabilities .............................................................................	(478,002)	326,206
Net cash provided by operating activities .............................................................................................	2,556,844	922,951
Cash flows from investing activities
Business combinations, net of cash acquired ...............................................................................	—	(30,730)
Fiat loans originated ...........................................................................................................................	(1,700,055)	(586,691)
Proceeds from repayment of fiat loans ...........................................................................................	1,488,500	513,698
Purchase of crypto assets held (prior to ASU 2023-08) ...............................................................	—	(277,367)
Sale of crypto assets held (prior to ASU 2023-08) ........................................................................	—	461,325
Other investing activities, net ...........................................................................................................	(70,830)	(74,843)
Net cash (used in) provided by investing activities .............................................................................	(282,385)	5,392
Cash flows from financing activities
Issuance of common stock upon exercise of stock options, net of repurchases .....................	126,140	47,944
Taxes paid related to net share settlement of equity awards ......................................................	(117,225)	(277,798)
Customer custodial fund liabilities ...................................................................................................	1,638,087	(274,822)
Issuance of convertible senior notes, net .......................................................................................	1,246,025	—
Purchases of capped calls ................................................................................................................	(104,110)	—
Repayment of long-term debt ...........................................................................................................	—	(303,533)
Fiat received as collateral .................................................................................................................	567,806	66,014
Fiat received as collateral returned .................................................................................................	(544,228)	(64,952)
Proceeds from short-term borrowings .............................................................................................	—	31,640
Repayments of short-term borrowings ............................................................................................	—	(52,122)
Other financing activities, net ...........................................................................................................	16,426	16,297
Net cash provided by (used in) financing activities .............................................................................	2,828,921	(811,332)
Net increase in cash, cash equivalents, and restricted cash and cash equivalents ......................	5,103,380	117,011
Effect of exchange rates on cash, cash equivalents, and restricted cash and cash equivalents	(48,367)	8,772
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period ............	9,555,429	9,429,646
Cash, cash equivalents, and restricted cash and cash equivalents, end of period .......................	$14,610,442	$9,555,429

Supplemental Disclosures of Cash Flow Information
Changes in operating assets and liabilities affecting cash were as follows (in thousands):

	Year Ended December 31,
	2024	2023
USDC ..............................................................................................................................................	$(547,091)	$254,571
Accounts receivable, net .............................................................................................................	(100,568)	80,375
Customer custodial funds in transit ............................................................................................	46,829	(115,391)
Income taxes, net .........................................................................................................................	77,099	8,547
Other current and non-current assets .......................................................................................	48,564	28,033
Other current and non-current liabilities ....................................................................................	(2,835)	70,071
Net changes in operating assets and liabilities ....................................................................	$(478,002)	$326,206
Reconciliation of cash, cash equivalents, and restricted cash and cash equivalents (in thousands):

	December 31,
	2024	2023
Cash and cash equivalents ..........................................................................................................	$8,543,903	$5,139,351
Restricted cash and cash equivalents ........................................................................................	38,519	22,992
Customer custodial cash and cash equivalents ........................................................................	6,028,020	4,393,086
Total cash, cash equivalents, and restricted cash and cash equivalents ........................	$14,610,442	$9,555,429

    Supplemental schedule of non-cash investing and financing activities were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Crypto asset loan receivables originated ...................................................................................	$1,559,716	$396,981
Crypto asset loan receivables repaid ..........................................................................................	1,489,839	469,763
Crypto assets received as collateral ...........................................................................................	3,030,311	886,403
Crypto assets received as collateral returned ...........................................................................	2,759,660	630,682
USDC received as collateral ........................................................................................................	—	255,383
USDC received as collateral returned ........................................................................................	—	282,257
Crypto assets borrowed ................................................................................................................	844,717	450,663
Crypto assets borrowed repaid ....................................................................................................	579,210	559,191
Crypto assets pledged as collateral ............................................................................................	—	25,027
Crypto assets pledged as collateral returned ............................................................................	—	35,770
USDC borrowed .............................................................................................................................	122,566	—
USDC borrowed repaid .................................................................................................................	48,407	—
USDC pledged as collateral .........................................................................................................	98,034	131,936
USDC pledged as collateral returned .........................................................................................	145,905	127,690
Dispositions of crypto asset investments ...................................................................................	182,168	42,551
Cumulative-effect adjustment due to the adoption of ASU 2023-08 ......................................	561,489	—
Non-cash consideration paid for business combinations ........................................................	—	51,494

Supplemental Disclosures of Cash Flow Information
Supplemental schedule of cash paid for interest and income taxes (in thousands):

	Year Ended December 31,
	2024	2023
Cash paid during the period for interest ....................................................................	$68,543	$76,142

Cash paid during the period for income taxes, net of refunds:
U.S. Federal .............................................................................................................	$63,884	$—
U.S. State and local ................................................................................................	50,672	—
Foreign ......................................................................................................................	25,785	—
Total cash paid during the period for income taxes .........................................	$140,341	$—

Cash paid during the period for income taxes (prior to ASU 2023-09) .................	$—	$39,122
Individual jurisdictions equaling 5% or more of the total income taxes paid (net of refunds) for the year ended December 31, 2024 include U.S. Federal at $63.9 million, California at $8.8 million, New York State at $8.6 million, and New York City at $7.3 million.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Q4’23	Q1’24	Q2’24	Q3’24	Q4’24	FY’24	FY’23
(in thousands)
Net income ................................	$273,437	$1,176,245	$36,150	$75,495	$1,291,176	$2,579,066	$94,871
Adjusted to exclude the following:
(Benefit from) provision for income taxes ..........................	(140,584)	261,179	(96,387)	(6,914)	205,700	363,578	(171,716)
Interest expense ....................	18,737	19,071	20,507	20,530	20,537	80,645	82,766
Depreciation and amortization ............................	29,485	29,327	34,501	30,695	32,995	127,518	139,642
Stock-based compensation expense(1) ................................	163,883	224,504	217,934	248,416	221,984	912,838	780,668
(Gains) losses on crypto assets held for investment, net (post-adoption of ASU 2023-08) ..................................	—	(650,429)	319,020	120,507	(476,153)	(687,055)	—
Other (income) expense, net(2) .........................................	(35,977)	(45,605)	63,827	(40,105)	(7,191)	(29,074)	(167,583)
Non-recurring lease charges ....................................	—	—		—			31,955
Non-recurring accrued legal contingencies, settlements, and related costs ...................	15,000	—	—	—	—	—	15,000
Impairment on crypto assets still held, net (pre-adoption of ASU 2023-08) ....................	—	—	—	—	—	—	29,481
Restructuring ..........................	—	—	—	—	—	—	142,594
Adjusted EBITDA .............	$323,981	$1,014,292	$595,552	$448,624	$1,289,048	$3,347,516	$977,678

Revised definition no longer adjusts for:
Crypto asset borrowing costs ........................................	$1,362						$4,807
Other impairment expense ...	8,724						18,793
Revised definition newly adjusts for:
Additional other income, net(3) .........................................	(28,961)						(37,624)
Adjusted EBITDA, previous definition ...............	$305,106						$963,654
Note: Figures presented above may not sum precisely due to rounding.
__________________
(1)Amount in 2023 excludes stock-based compensation expense recognized in relation to restructuring, which is included below in the restructuring line in this table. See Note 20. Restructuring, of the Notes to Consolidated Financial Statements included in Part II, Item 8 of the
Annual Report on Form 10-K for the year ended on December 31, 2024 filed with the SEC on February 13, 2025 for additional details.
(2)See Results of Operations—Comparison of the years ended December 31, 2024 and 2023—Other income, net of the Annual Report on Form
10-K for the year ended on December 31, 2024 filed with the SEC on February 13, 2025 for additional details.
(3)Represents the portion of Other (income) expense, net that was not previously included as an adjustment to arrive at Adjusted EBITDA.